Exhibit 10.13

SECOND AMENDMENT TO LEASE

THIS Second Amendment to Lease (“Agreement”) is made and entered into as of October 5, 2005 by and between WATER GARDEN COMPANY L.L.C., a Delaware limited liability company (“Landlord”), and ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation (“Tenant”).

1. Recitals.

1.1 Lease. Landlord and Tenant are parties to that certain Office Lease dated as of August 19, 1999 (“Original Lease”), as amended by that certain First Amendment to Lease and Agreement Re: Sixth Floor Additional Space dated as of March 15, 2001 (“First Amendment,” together with the Original Lease, the “Lease”) for premises containing 13,083 rentable square feet (9,307 in the original premises and 3,776 in the first expansion space) and commonly known as Suite 6000-6030 West (the “Existing Premises”) located in an office building at 2425 Olympic Boulevard in Santa Monica, California, all as more particularly described therein. All terms defined in the Lease shall have the same meanings when used in this Agreement, unless a different meaning is clearly expressed herein.

1.2 Amendment. The parties hereto desire to amend the Lease to reflect the extension of the Lease Term and the leasing of Expansion Space on the sixth (6th) floor of the Building by Landlord to Tenant and to otherwise modify and amend the Lease as set forth hereinbelow.

2. Lease of Expansion Space. Effective on the Expansion Space Commencement Date (as defined below), Section 4.2 of the Summary of the Original Lease (as amended by the First Amendment) is hereby amended to add to the Premises 2,940 rentable square feet on the sixth (6th) floor of the Building, comprising a portion of the space commonly known as Suite 6040W, as shown on Exhibit “A” attached hereto (the “Expansion Space”). Effective upon the Expansion Space Commencement Date, Exhibit “A” to the Lease is supplemented by the addition of Exhibit “A” attached hereto, and all references in the Lease to the Premises shall include the Expansion Space, except as otherwise provided herein.

3. Expansion Space Term and Delivery.

3.1 Expansion Space Term. Subject to Sections 3.2 and 3.3 below, the Lease Term with respect to the Expansion Space shall commence on January 1, 2006 (“Expansion Space Commencement Date”), and shall end on January 31, 2012, which is the same date as the Extension Term Expiration Date for the Existing Premises as set forth in Section 4.1 below, unless sooner terminated in accordance with the Lease. At any time following the Expansion Space Commencement Date, Landlord may deliver to Tenant a Notice of Lease Term Dates with respect to the Expansion Space substantially in the form of Exhibit ”B” attached to the Lease, as applicable to the Expansion Space, which notice Tenant shall execute and return within ten (10) days after its receipt thereof, and the dates set forth therein shall be conclusive and binding upon Tenant.

- 1 -	Entravision Communications Corp. Second Amendment to Lease

3.2 Delivery of Expansion Space.

(a) Subject to Section 3.3 below, Landlord shall deliver the Expansion Space to Tenant in its “As-Is” condition, broom clean, in good working condition and ready for Tenant’s design and construction of its Tenant Improvements therein pursuant to the terms and conditions of the Tenant Work Letter. Landlord anticipates delivering and shall use commercially reasonable efforts to deliver possession of the Expansion Space to Tenant for the construction of its Tenant Improvements on or about November 1, 2005 (“Estimated Delivery Date”) (the date of Landlord’s actual delivery of the Expansion Space to Tenant being the “Delivery Date”). Subject to Paragraph 3.2(b), neither this Agreement nor the Lease shall be void, voidable or subject to termination, nor shall Landlord be liable to Tenant for any loss or damage resulting from Landlord’s inability to deliver the Expansion Space to Tenant on or before the Estimated Delivery Date.

(b) Notwithstanding the foregoing, if the Delivery Date has not occurred by November 30, 2005 (the “First Outside Delivery Date”), the Expansion Space Commencement Date shall be extended one (1) day for each day of delay in the Delivery Date beyond the First Outside Delivery Date; provided, however, that if the Delivery Date has not occurred by January 31, 2006 (the “Second Outside Delivery Date”), either party shall have the right, in each of their sole and absolute discretion, to terminate this Agreement with respect to the Expansion Space (but not the Lease) by written notice to the other (unless such terminating party caused the delay in such Delivery Date), and all rights and obligations under this Agreement shall terminate and be of no further force and effect (except for any obligations which by their terms survive the termination of this Agreement) upon the receipt by the non-terminating party of such written notice of the terminating party’s election to terminate this Agreement, which election and notice shall be irrevocable upon receipt by the non-terminating party; provided, however, that Landlord shall only be entitled to elect termination pursuant to this Section if the Expansion Space is not delivered by the Second Outside Delivery Date through no fault of its own. Such termination of this Agreement shall have no effect on the continued validity of the Lease.

3.3 Acceptance of Expansion Space. Upon the Delivery Date, Tenant hereby agrees that it shall accept the Expansion Space in its “AS-IS” condition and, except as specifically provided in the Lease and this Agreement, Landlord shall have no obligation to improve, repair, restore or refurbish the Expansion Space, except that Landlord shall demise the Expansion Space in accordance with Exhibit “A” attached hereto and shall deliver the Expansion Space to Tenant with the new demising wall sanded and “paint ready.” Notwithstanding the foregoing, however if, within five (5) business days following the Delivery Date, Tenant notifies Landlord of the existence of any latent defect(s) in the mechanical, electrical and plumbing systems within the Expansion Space existing as of the Delivery Date and prior to the commencement of any construction of the Tenant Improvements in the Expansion Space, which affected systems are not to be modified by Tenant in connection with its Tenant Improvements in the Expansion Space, Landlord shall promptly cause such latent defect(s) to be repaired to be in good working order. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty, except as otherwise expressly provided in this Agreement, with respect to the Expansion Space or any other portion of the Project including, without limitation, any representation or warranty with respect to the suitability or fitness of the Expansion Space or any other portion of the Project for the conduct of Tenant’s business.

- 2 -	Entravision Communications Corp. Second Amendment to Lease

4. Extension of Term For Existing Premises.

4.1 Extension Term. The Lease Term with respect to the Existing Premises is hereby extended for a period of sixty (60) months (the “Extension Term”), so as to expire on January 31, 2012 (“Extension Term Expiration Date”), unless sooner terminated or extended pursuant to the Lease or this Agreement. Except as expressly set forth herein, all of the terms and conditions of the Lease shall apply to the Existing Premises during the Extension Term.

4.2 Acceptance of Existing Premises. Tenant currently occupies the Existing Premises and has occupied the Existing Premises throughout the initial Lease Term pursuant to the Lease. Tenant hereby accepts the Existing Premises in their “AS-IS” condition and acknowledges that Landlord shall have no obligation to improve, repair, renovate, restore or refurbish the Premises, except as otherwise expressly provided in the Lease or this Agreement, and neither Landlord nor any agent of Landlord has made or herein makes any representation or warranty concerning the Premises, its condition, or continued suitability for Tenant’s intended use of the Premises, except as otherwise provided in the Lease. Tenant’s continued occupancy of the Existing Premises shall be deemed conclusive evidence of Tenant’s acceptance of the Existing Premises in accordance herewith.

4.3 Option Term. Section 2.2 of the Original Lease (Option Term) shall remain in full force and effect during the Extension Term, except that all references therein to the “Lease Term” shall hereafter be deemed to refer to the Extension Term as provided in this Agreement.

5. Rent.

5.1 New Base Rent for the Premises. Notwithstanding anything in the Lease to the contrary, commencing on the Expansion Space Commencement Date and continuing through the Extension Term Expiration Date (such period the “New Rent Term”), Tenant shall pay Base Rent for the Premises (i.e., the Existing Premises and the Expansion Space) in the amounts set forth below, which amounts shall be paid in the manner set forth in Article 3 of the Original Lease.

Period of Time During New Rent Term	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rate per RSF (rounded)
Months 1 - 12	$644,124.60	$53,677.05	$3.35
Months 13 - 24	$663,448.32	$55,287.36	$3.45
Months 25 - 36	$683,351.76	$56,945.98	$3.55
Months 37 - 48	$703,852.32	$58,654.36	$3.66
Months 49 - 60	$724,967.88	$60,413.99	$3.77
Months 61 - 72	$746,716.92	$62,226.41	$3.88
Month 73	$769,118.43[1]	$64,093.20	$4.00

[1]	The annual Base Rent is stated as a full 12 month amount but will be prorated for the partial year.

- 3 -	Entravision Communications Corp. Second Amendment to Lease

5.2 Additional Rent. For the remainder of the current Lease Term and during the Extension Term, Tenant shall pay all Additional Rent for the Premises as set forth in the Lease, including without limitation, Tenant’s Share of the annual Project Expenses in accordance with Article 4 of the Original Lease; provided, however, effective on the Expansion Space Commencement Date, (i) Section 7.1 of the Summary is amended to provide that the Base Year with respect to the Premises (i.e., the Existing Premises and the Expansion Space) is calendar year 2006, and (ii) Section 7.2 of the Summary is amended to provide that Tenant’s Share is 4.813%.

5.3 Partial Months. If the Expansion Space Commencement Date occurs on a day other than the first day of a calendar month, the Base Rent for such month shall be prorated based upon the number of days in such month and the number of days in such month occurring after the Expansion Space Commencement Date.

6. Parking. Effective upon the Expansion Space Commencement Date, Tenant shall be entitled, at Tenant’s option, to rent from Landlord, pursuant to Article 28 of the Original Lease, up to an additional nine (9) parking passes for unreserved parking in the Project parking facility. The current prevailing rate for monthly parking passes in the Project parking facility is $146.00 per pass for unreserved parking passes. Tenant shall notify Landlord in writing at least twenty (20) days prior to the Expansion Space Commencement Date of the number of additional parking passes Tenant desires to rent pursuant to this Article 6.

7. Security. Within three (3) business days of Tenant’s execution of this Agreement, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount of Fifty-Three Thousand Six Hundred Seventy-Seven and 5/100 Dollars ($53,677.05), subject to receiving a credit for any security deposit on account. Without limiting any of Landlord’s rights under Article 21 of the Original Lease, Landlord shall hold the Security Deposit as security for the faithful performance by Tenant of all the terms, covenants, and conditions of the Lease, as amended hereby, to be kept and performed by Tenant during the Lease Term and the Extension Term. If Tenant defaults with respect to any provisions of the Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. Landlord’s use, application or retention of the Security Deposit or any portion thereof shall not (a) prevent Landlord from exercising any other right or remedy provided by the Lease or by law, it being intended that Landlord shall not first be required to proceed against the Security Deposit, nor (b) operate as a limitation on any recovery to which Landlord may otherwise by entitled. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under the Lease. In the event

- 4 -	Entravision Communications Corp. Second Amendment to Lease

that Landlord transfers or mortgages its interest in the Project, the Building, and/or the Lease, Landlord shall have the right to transfer or assign the Security Deposit to the transferee or mortgagee and, in such event, Tenant shall look solely to such transferee or mortgagee for the return of the Security Deposit. If Tenant shall fully and faithfully perform every provision of the Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following the expiration of the Extension Term. Tenant shall not be entitled to any interest on the Security Deposit.

8. Broker. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Agreement, excepting only Trammell Crow Services, Inc. and Cushman & Wakefield of California, Inc. (collectively, “Broker”), whose commission shall be the responsibility of Landlord pursuant to a separate written agreement, and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Agreement. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than Broker, occurring by, through, or under the indemnifying party.

9. Notices. The notice addresses for Landlord set forth in Section 29.13 of the Lease are hereby restated as follows:

J.P. Morgan Investment Management, Inc.
1999 Avenue of the Stars, Floor 26
Los Angeles, California 90067
Attention: Karen Wilbrecht, Vice-President, Real Estate

and

Trammell Crow Services, Inc.
2425 Olympic Boulevard
Suite 4060 West
Santa Monica, California 90404
Attention: Building Manager

With a copy to:

Gilchrist & Rutter Professional Corporation
1299 Ocean Avenue
Suite 900
Santa Monica, California 90401
Attention: Paul S. Rutter, Esq.

- 5 -	Entravision Communications Corp. Second Amendment to Lease

10. Notices. The notice addresses for Tenant set forth in Section 11 of the Original Lease Summary are hereby restated as follows:

Entravision Communications Corporation
2425 Olympic Boulevard
Suite 6000 West
Santa Monica, California 90404
Attention: Walter Uloa

With a copy to:

Entravision Communications Corporation
2425 Olympic Boulevard
Suite 6000 West
Santa Monica, California 90404
Attention: Michael G. Rowles

11. ERISA Matters. Section 29.25 of the Lease is hereby deleted in its entirety and replaced with the following:

“29.25 ERISA Matters.

“29.25.1 Tenant acknowledges that it has been advised that one of the constituent shareholders, partners and/or members of Landlord is a collective investment fund (the “Fund”) which holds the assets of one or more employee benefit plans or retirement arrangements which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and/or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) (each a “Plan”), and with respect to which JPMorgan Chase Bank (“JPMCB”) is the Trustee and that, as a result, Landlord may be prohibited by law from engaging in certain transactions.

“29.25.2 Landlord hereby represents and warrants to Tenant that, as of the date hereof, there are no Plans whose assets are invested in the Fund which, together with the interests of any other Plans maintained by the same employer or employee organization, represent a collective interest in the Fund in excess of ten percent (10%) of the total interests in the Fund (each, a “10% Plan”).

“29.25.3 In the event that Landlord or the Fund notifies Tenant in writing that a Plan may become a 10% Plan, Tenant will, within ten (10) days of such notification, inform the Fund in writing as to whether it can make the following representations with respect to such prospective 10% Plan. Thereafter, if based on such representations made by Tenant such Plan becomes a 10% Plan, Tenant represents and warrants that, at all times during the period Tenant is a tenant under this Lease, one of the statements set forth below will be true with respect to such 10% Plan:

- 6 -	Entravision Communications Corp. Second Amendment to Lease

Tenant represents and warrants that at all times while it is Tenant under this Lease, one of the following statements is, and will continue to be, true; (1) Tenant is not a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined on Section 4975 of the Code) (each a “Party in Interest”) with respect to the 10% Plan or, (2) if Tenant is a Party in Interest, that:

“(a) neither Tenant nor its “affiliate” (as defined in Section V(c) of PTCE 84-14, “Affiliate”) has, or during the immediately preceding one (1) year has, exercised the authority to either: (i) appoint or terminate JPMCB as the qualified professional asset manager (as defined in Section V(a) of PTCE 84-14, “QPAM”) of any of the assets of the 10% Plan with respect to which Tenant or its Affiliate is a Party in Interest; or (ii) negotiate the terms of the management agreement with JPMCB, including renewals or modifications thereof, on behalf of the 10% Plan; and

“(b) neither Tenant nor any entity controlling or controlled by Tenant owns a five percent (5%) or more interest (within the meaning of PTCE 84-14, “5% Interest”) in J.P. Morgan Chase & Co.

“29.25.4 In the event that Tenant becomes aware that any statement in Section 29.25.3 is no longer true with respect to a 10% Plan, Tenant will immediately notify Landlord, and Tenant will cooperate with Landlord and/or the Fund in its efforts to take whatever action is necessary under ERISA to rectify the situation.”

12. Miscellaneous.

12.1 Ratification. Except as specifically amended or modified herein, each and every term, covenant, and condition of the Lease as amended hereby is ratified and shall remain in full force and effect.

12.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors and permitted assigns.

12.3 Governing Law. This instrument shall be interpreted and construed in accordance with the law of the State of California.

12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures on Following Page]

- 7 -	Entravision Communications Corp. Second Amendment to Lease

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LANDLORD:

WATER GARDEN COMPANY L.L.C., a Delaware limited liability company

By:	/s/ Karen Wilbrecht
Karen Wilbrecht
Vice President, Real Estate

TENANT:

ENTRAVISION COMMUNICATIONS CORPORATION, a Delaware corporation

By:	/s/ Walter F. Ulloa
Name:	Walter F. Ulloa
Title:	Chairman and Chief Executive Officer

By:	/s/ Michael G. Rowles
Name:	Michael G. Rowles
Title:	Senior Vice President and General Counsel

- 8 -	Entravision Communications Corp. Second Amendment to Lease

EXHIBIT “A”

EXPANSION SPACE

A-1	Entravision Communications Corp. Second Amendment to Lease

EXHIBIT “B”

THE WATER GARDEN

TENANT WORK LETTER

This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Tenant Improvements (as defined below) in the Premises. This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All capitalized terms used but not defined herein shall have the meanings given such terms in the Lease, as amended. All references in this Tenant Work Letter to Articles or Sections of “the Lease” shall mean the relevant portion of Articles 1 through 29 of the Lease, as amended by and defined in the Second Amendment to Lease to which this Tenant Work Letter is attached as Exhibit ”B,” and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.

SECTION 1

BASE, SHELL AND CORE

The base, shell, and core of the Building, including the floor on which the Premises are located (the “Base, Shell, and Core”) have been constructed and consist of the Building shell and exterior, the core area, including the necessary mechanical, electrical, sprinkler, plumbing, life safety, heating, ventilation and air conditioning systems available within the Building core, finished core area men’s and women’s toilet rooms (including on the floor on which the Premises are located) including necessary plumbing fixtures, ceramic tile floors, accessories, ceilings and lighting, elevators with call buttons and a smooth concrete floor in accordance with industry standards. With respect to the Expansion Space, Landlord shall deliver the Base, Shell, and Core to Tenant on the Delivery Date for Tenant to proceed with the construction of Tenant Improvements therein in compliance with this Tenant Work Letter. Tenant hereby accepts the Base, Shell and Core and all improvements therein “AS IS” in their existing condition on the Delivery Date, without any modification or alteration by Landlord, except only for any such modification or alteration which is required in order for the Base, Shell and Core to comply with Applicable Laws (including the Americans with Disabilities Act of 1990, as amended (“ADA”)) in effect on the date hereof, as such laws are currently interpreted and enforced. Tenant shall be responsible for all costs incurred by Landlord (a) in complying with ADA, and (b) for the design, engineering and installation any life safety, life support systems and security systems caused necessitated by or arising out of Tenant’s Approved Working Drawings and/or Tenant’s improvements or alterations to or particular use of the Premises (including, without limitation, any required connection of any such systems to the main system of the Building); any such improvements or alterations referred to in this sentence shall constitute Tenant Improvements and shall be paid from the Tenant Improvement Allowance provided in Section 2 hereof.

SECTION 2

TENANT IMPROVEMENTS; TENANT IMPROVEMENT ALLOWANCE

2.1 Tenant Improvement Allowance.

2.1.1 Expansion Improvement Allowance. Landlord shall provide Tenant with a one-time allowance (the “Expansion Improvement Allowance”) in the amount of Fifty-Eight Thousand Eight Hundred Dollars ($58,800), being Twenty Dollars ($20.00) per rentable square foot in the Expansion Space, to be used solely for the costs relating to the design, engineering, permitting and construction of Tenant’s initial improvements which are permanently affixed to the Expansion Space, including, without limitation the costs of adding the Expansion Space to the Existing Premises and all wall and floor coverings (collectively, “Expansion Space Tenant Improvements”), and for the “Soft Costs” defined below.

2.1.2 Existing Premises Improvement Allowance. Landlord shall provide Tenant with a one-time allowance (the “Existing Premises Improvement Allowance”) in the amount of One Hundred Thirty Thousand Eight Hundred Thirty Dollars ($130,830), being Ten Dollars ($10.00) per rentable square foot in the Existing Premises, to be used solely for the costs relating to the design, engineering, permitting and construction of Tenant’s improvements which are permanently affixed to the Existing Premises (collectively, “Existing Premises Tenant Improvements”), and for the “Soft Costs” defined below. The Expansion Space Tenant Improvements and the Existing Premises Tenant Improvements are sometimes referred to collectively herein as the “Tenant Improvements”, and the Expansion Improvement Allowance and the Existing Premises Improvement Allowance are sometimes referred to collectively herein as the “Tenant Improvement Allowance.” In no event shall Landlord be obligated to make disbursements of its own funds pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.

2.2 Payment of Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”); provided that no more than thirty percent (30%) of the Tenant Improvement Allowance may be disbursed for “Soft Costs” (as defined below):

2.2.1.1 Plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.2 The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, freight elevator usage and trash removal costs, and Contractor’s Fees and general conditions charges;

2.2.1.3 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.4 The cost of any changes to the Construction Drawings or Tenant Improvements required by City of Santa Monica Building Code;

2.2.1.5 Sales and use taxes and Title 24 fees;

2.2.1.6 All other costs reasonably approved by Landlord in connection with the construction of the Tenant Improvements; and

2.2.1.7 The following costs (each a “Soft Cost” and, collectively, the “Soft Costs”):

(i) Fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the Construction Drawings;

(ii) Costs of built-in furniture;

(iii) Costs of purchasing and installing telecommunications and data equipment, cabling, and installation;

(iv) Costs for designing and installing signage permitted by the Lease;

(v) Tenant’s reasonable fees and expenses actually incurred in relocating and moving into the Expansion Space;

(vi) Costs for security systems permitted by the Lease;

(vii) Costs of artwork; and

(viii) Costs of equipment affixed to the Premises;

(ix) The “Coordination Fee”, as that term is defined in Section 4.2.2.2 of this Tenant Work Letter; and any other project management fees.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. On or before the twentieth (20th) day (the “Submittal Date”) of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a commercially reasonable form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the

Expansion Space or Existing Premises, as applicable, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 of this Tenant Work Letter; (ii) invoices from all of “Tenant’s Agents”, as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Expansion Space or Existing Premises, as applicable; (iii) executed lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the date occurring thirty (30) days after the Submittal Date, and assuming Landlord receives all of the information described in items (i) through (iv), above and subject to Tenant first disbursing any portion of the Final Costs in excess of the Tenant Improvement Allowance in accordance with Section 4.2.1, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant, or a check payable to Tenant in the event that Tenant is requesting reimbursements for previous amounts paid by Tenant to its Agents, in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention in the case of any disbursement for construction costs to the Contractor, or reimbursements to Tenant for construction costs previously paid by the Tenant to the Contractor (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor, or a check payable to Tenant in the event that Tenant has already paid the Contractor in full, shall be delivered by Landlord to Tenant following the completion of construction of the Expansion Space or the Existing Premises, as applicable, provided that (i) Tenant delivers to Landlord properly executed unconditional final lien releases from all of Tenant’s Agents in compliance with California Civil Code Section 3262(d)(4), (ii) Landlord has reasonably determined that no substandard work exists which adversely affects the Building Structure, Building Systems, Service Facilities, or any other mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building, and (iii) Tenant delivers to Landlord as-built drawings and other closing package items as described in Landlord’s Construction Rules and Regulations.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of Section 8.5 of the Original Lease, except that Tenant shall be the owner of moveable trade fixtures. Landlord shall be under no obligation to make any disbursement of the Tenant Improvement Allowance funds (except the release of the Final Retention) after December 31, 2006.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain a licensed competent, reputable architect, experienced in high-end office space design (the “Architect”), as architect/space planner for the construction of the Tenant Improvements to prepare the Construction Drawings. Tenant shall retain Landlord’s engineering consultants (the “Engineers”), provided Tenant is not obligated to pay more for their services than Landlord would have to pay for such services, to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work in the Expansion Space and the Existing Premises, which work is not part of the Base, Shell and Core work, if any, required of Landlord hereunder. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known, collectively, as the “Construction Drawings”. All Construction Drawings shall comply with Landlord’s drawing format and specifications and all Building standards. Landlord’s review of the Construction Drawings as set forth in this Section 3 shall be for its own purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, City of Santa Monica Building Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Section 10.1 of the Original Lease shall, without limitation, specifically apply to the Construction Drawings. Furthermore, Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the Plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Expansion Space and the Existing Premises, as applicable (the “Final Space Plan”) for Landlord’s reasonable approval. The Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, the configuration of workstations (if any) and their intended use. Landlord shall advise Tenant, with reasonable specificity, within ten (10) business days after Landlord’s receipt of the Final Space Plan for the Existing Premises or the Expansion Space, as applicable, if Landlord reasonably determines that the same are unsatisfactory or incomplete in any respect. If Landlord fails to advise Tenant of any such deficiency within said ten (10) business day period, then Landlord shall be deemed to have approved such Final Space Plan. Tenant shall promptly cause the Final Space Plan to be revised to reflect Landlord’s comments before any architectural working drawings or engineering drawings are commenced.

3.3 Final Working Drawings. After the approval and final correction of the Final Space Plan, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Expansion Space and the Existing Premises, as applicable, and cause Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and Tenant shall submit the same to Landlord for Landlord’s reasonable approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant, with reasonable specificity, within ten (10) business days after Landlord’s receipt of the Final Working Drawings for the Expansion Space or the Existing Premises, as applicable, if Landlord reasonably determines that the same are unsatisfactory or incomplete in any respect. If Landlord fails to advise Tenant of any such deficiency within said ten (10) business day period, then Landlord shall be deemed to have approved such Final Working Drawings. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved (which approval shall not be unreasonably withheld or delayed) by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall submit the same to the City of Santa Monica for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld or delayed.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor.

4.1.1 The Contractor. Tenant shall hire a licensed, competent, reputable general contractor, experienced in high-end office space construction in Santa Monica (the “Contractor”), as contractor for the construction of the Tenant Improvements. Tenant may competitively bid among general contractors in selecting the Contractor.

4.1.2 Tenant’s Agents. All subcontractors (including all fire sprinkler tradesmen), laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor, the Architect, and all other contractors, engineers and consultants retained by the Tenant to be known collectively as “Tenant’s Agents”) must be licensed, competent, reputable, and experienced in high-end office space construction in Santa Monica; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, fire sprinkler, life-safety, roofing, or heating, ventilation, and air-conditioning work in the Premises so long as Tenant or its Contractor is not required to pay such subcontractors more than they would charge Landlord directly for their work. Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the Southern California Chapter of the Associated General Contractors of America.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Construction Contract; Cost Budget. Within (5) five days after Tenant’s execution of the construction contract with Contractor (the “Contract”), and prior to the commencement of the construction of the Tenant Improvements, Tenant shall submit the Contract to Landlord for its records. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with (i) a detailed breakdown, by trade, for all of Tenant’s Agents, of the final costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (which costs form a basis for the amount of the Contract) (the “Final Costs”) and (ii) a construction budget (the “Construction Budget”), the amount of which Construction Budget shall be equal to (1) the Final Costs plus (2) the other costs of design and construction of the Expansion Space or the Existing Premises, as applicable (to the extent not already included in the Final Costs), which costs shall include, but not be limited to, the costs of the Architect’s and Engineers’ fees and the Coordination Fee.

Tenant shall pay for its share of the cost of the Tenant Improvements before the disbursement by Landlord of the Tenant Improvement Allowance. In the event that, after the Construction Budget has been delivered by Tenant, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to pay for such design and construction in excess of the Construction Budget, shall be paid directly by Tenant to the Contractor or its Agents, prior to any further disbursement of the Tenant Improvement Allowance by Landlord.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant and Tenant’s Agents shall not, in any material way, interfere with, obstruct, or delay any other work in the Building; (iii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iv) Tenant and Tenant’s Agents shall abide by all reasonable rules made by Landlord’s Building contractor or Landlord’s Building manager and as described in Landlord’s Construction Rules and Regulations with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. To the extent there is any conflict between the terms and provisions of the Lease or this Tenant Work Letter, on the one hand, and the terms and provisions of the Landlord’s Construction Rules and Regulations, on the other hand, the terms and provisions of the Lease or this Tenant Work Letter, as applicable, shall control.

4.2.2.2 Coordination Fee. Tenant shall pay a coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the Final Costs, which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in Section 10.1 of the Original Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements (unless such failure to pay by Tenant is a result of Landlord’s failure to disburse the Tenant Improvement Allowance in the manner required under this Tenant Work Letter). Such indemnity by Tenant, as set forth in Section 10.1 of the Original Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.

4.2.2.5 Insurance Requirements.

4.2.2.5.1 General Coverages. All of Tenant’s Agents shall carry (i) worker’s compensation insurance with statutory limits covering all of their respective employees, (ii) employer’s liability insurance of $1,000,000 for each block (ie, “Each Accident”, Disease-Policy Limit”, “Disease-Each Employee”), Broad Form Commercial General Liability insurance with a combined single limit of coverage of $2,000,000 for the minor trade subcontractors, a combined single limit of coverage of $3,000,000 for the Contractor and minor trade subcontractors, and a combined single limit of coverage of $3,000,000 for the Contractor and major trade subcontractors and all of the other Tenant’s Agents; (iv) automobile liability insurance for all owned, non-owned and hired vehicles in the amount of $1,000,000; and (v) Professional Liability and Errors and Omissions coverage in the amount of $1,000,000 for Tenant’s Agents involved with design or engineering. All of Tenant’s Agent’s employees at the Project shall be bonded for $1,000,000. The policies shall insure Landlord, Trammell Crow Services, Inc. and Tenant, as their interests may appear, as well as the Contractor and subcontractors. Trammell Crow Services, Inc., at the office of the Building, shall be the certificate holder.

4.2.2.5.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Article 10 of the Original Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord.

4.2.2.5.3 General Terms. Original Certificates for all insurance carried pursuant to this Section 4.2.2.5 must be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operations Coverage insurance required by Landlord, which is to be maintained for three (3) years following completion of the work and acceptance by Landlord and Tenant. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the City of Santa Monica Building Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the

Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any material defects or deviations in, and/or reasonable disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter is likely to adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may take such action as Landlord reasonably deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a time mutually agreed upon by Landlord and Tenant, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location mutually agreed upon by Landlord and Tenant. Landlord and/or its agents shall have the right to attend, all such meetings, and, upon Landlord’s reasonable request, certain of Tenant’s Agents shall attend such meetings. In addition, any minutes taken at all such meetings shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within five (5) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of Los Angeles in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord one (1) set of electronic CAD files on CD-R discs, two (2) good quality bond sets of such as-built drawings within thirty (30) days following issuance of a certificate of occupancy (or equivalent in the City) for the Expansion Space, and (ii) Tenant shall deliver, or cause the Contractor to deliver, to Landlord the original sign-off building permit card, the original building permit plans, a copy of the building permit, HVAC air-balance report, a final directory of all Tenant’s Agents with address, telephone, fax numbers, e-mail address and contact names, final punch-list completed and signed-off by the Tenant and Architect, final Construction Budget, a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Expansion Space and the Existing Premises.

SECTION 5

EXPANSION SPACE COMMENCEMENT DATE

5.1 Expansion Space Commencement Date. Except as set forth in Section 5.2, the Expansion Space Commencement Date shall occur as provided in Article 3 of the Agreement to which this Tenant Work Letter is attached as Exhibit “B”.

5.2 Delay. The Expansion Space Commencement Date shall be delayed by one (1) day for each day of Landlord Delay. The term “Landlord Delay” as used in this Tenant Work Letter shall mean any delay in the Substantial Completion (as defined below) of the Expansion Space Tenant Improvements, to the extent such delay is due to any act or omission of Landlord, its agents or contractors; provided that no such delay shall be a Landlord Delay to the extent any delay by Tenant, in the absence of any Landlord Delay, would have delayed the Substantial Completion of the Expansion Space Tenant Improvements. The term Landlord Delay shall include any: (1) delay in Landlord’s response beyond the time periods provided herein with respect to authorizations or approvals, except where this Work Letter provides for a deemed approval by Landlord when Landlord fails to respond within the specified time period; (2) delay attributable to the interference of Landlord, its agents or contractors with the design of the Tenant Improvements or the failure or refusal of any such party to permit Tenant, its agents or contractors, reasonable access after the Delivery Date during normal business hours to the Building or any Building facilities or services, including freight elevators, passenger elevators, and loading docks, which access and use are required for the orderly and continuous performance of the work necessary for Tenant to complete its Expansion Space Tenant Improvements (except that access to passenger elevators is subject to the normal operation of the Building and access thereto by the other tenants of the Building); or (3) delay by Landlord in administering and paying when due the Expansion Improvement Allowance; provided, however, that no Landlord Delay of any kind shall be deemed to have occurred unless and until Tenant has provided written notice to Landlord specifying the action or inaction that Tenant contends constitutes a Landlord Delay. If such action or inaction is not cured or terminated within ten (10) business days after receipt of such notice, then a Landlord Delay shall be deemed to have occurred commencing as of the date such notice is received and continuing for the number of days that the Substantial Completion of the Tenant Improvements was, in fact, delayed, as a result of such action or inaction. For purposes of this Tenant Work Letter, “Substantial Completion” of the Expansion Space shall occur upon the completion of construction of the Expansion Space Tenant Improvements in the Expansion Space pursuant to the Approved Working Drawings, allowing Tenant’s use of the Expansion Space without substantial interference, and with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant pursuant to the terms of this Tenant Work Letter or to be installed under the supervision of Tenant’s Contractor.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated John De Lorenzo and Mike Rowles as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Jeff Bertwell as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references in this Tenant Work Letter to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Agreement or Tenant Work Letter, if an event of default as described in Section 19.1 of the Original Lease or default by Tenant under this Tenant Work Letter has occurred at any time and is not cured after notice and within the applicable cure period (or if no cure period is provided, then within a reasonable period), then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises, and all other obligations of Landlord under the terms of this Tenant Work Letter shall be suspended until such time as such default is cured pursuant to the terms of the Lease.

6.5 Services and Utilities. Tenant and its Contractor shall have access during weekdays and Saturdays, with prior written notice to the building management with respect to Saturdays, to freight elevator service during normal business hours, subject to accommodating other tenants’ needs, and parking (to the extent parking is available) for Tenant’s contractors and subcontractors working on the Tenant Improvements, and electricity and water during the construction of the Expansion Space Tenant Improvements or during the move into the Expansion Space, at no charge to Tenant. Any after hours elevator services and utilities shall be provided and charged to Tenant and Contractor at Landlord’s actual cost.

B-12